Exhibit 99.1

St. Paul Travelers Companies 385 Washington Street St. Paul, MN 55102-1396
www.stpaultravelers.com

NEWS RELEASE

St. Paul Travelers Reports Third Quarter 2006 Net Income of $1.043 Billion, or $1.47 per Diluted Share

Announces Completion of Annual Asbestos Review

SAINT PAUL, Minn. (October 26, 2006) – The St. Paul Travelers Companies, Inc. (“St. Paul Travelers,” NYSE:STA) today reported net income of $1.043 billion, or $1.52 per basic share and $1.47 per diluted share, for the quarter ended September 30, 2006, compared to $162 million, or $0.24 per basic share and $0.23 per diluted share, for the quarter ended September 30, 2005.  Net income in the prior year quarter included an $87 million after-tax gain from discontinued operations, primarily related to the disposition of St. Paul Travelers’ equity stake in Nuveen Investments, Inc. (“Nuveen“). Operating income in the current quarter was $1.037 billion, or $1.51 per basic share and $1.46 per diluted share, compared to $50 million, or $0.07 per basic and diluted share, in the prior year quarter.

Net and operating income in the current quarter included an after-tax benefit of $55 million ($87 million pre-tax) for net favorable prior year reserve development.  This amount included after-tax charges of $102 million ($155 million pre-tax) and $79 million ($120 million pre-tax) for asbestos and environmental reserve development, respectively, which were more than offset by an after-tax benefit of $236 million ($362 million pre-tax) for other net favorable prior year reserve development, including $66 million after-tax ($113 million pre-tax) due to an approximately 5 percent reduction in reported pre-tax catastrophe losses, net of reinsurance, related to Hurricanes Katrina, Rita and Wilma.  Net and operating income in the current quarter also included an after-tax benefit of $43 million ($67 million pre-tax) due to the re-estimation of the current year loss ratios for the first two quarters of 2006.  In the prior year quarter, net and operating income included after-tax benefits of $70 million ($102 million pre-tax) for net favorable prior year reserve development and $45 million ($70 million pre-tax) due to the re-estimation of the current year loss ratios for the first two quarters of 2005.

Catastrophe losses in the current quarter of $10 million after-tax ($15 million pre-tax) were significantly lower than the prior year quarter due to a very benign wind season.  The prior year quarter included catastrophe losses of $1.009 billion after-tax ($1.524 billion pre-tax), net of reinsurance and including reinstatement premiums, related to Hurricanes Katrina and Rita.

Current Quarter Highlights

•                  Return on equity of 17.6 percent and operating return on equity of 17.4 percent.

•                  Net written premiums of $5.284 billion, a 4 percent increase from the prior year quarter. Excluding the Company’s runoff operations and adjusting for the estimated impact of transitioning to six-month policies for personal automobile new business, net written premiums increased approximately 6 percent.

•                  Net investment income of $668 million after-tax, a 7 percent increase from the prior year quarter.

•                  Strong GAAP combined ratios in all segments, with Business Insurance at 92.0 percent; Financial, Professional & International Insurance at 89.0 percent; and Personal Insurance at 78.4 percent.

•                  Net favorable prior year reserve development of $55 million after-tax, including after-tax charges of $102 million and $79 million for asbestos and environmental reserve development, respectively.

•                  Book value per share (excluding FAS 115) of $35.10, a 12 percent increase from year-end 2005.

•                  Repurchased 2.7 million common shares for a total cost of $121 million under the authorized $2 billion share repurchase program.

Jay Fishman, Chairman and Chief Executive Officer, remarked, “Our company had another very strong quarter, with $1.037 billion of operating income and an operating return on equity of 17.4 percent.  All of our business segments produced solid performances, aided by the lack of any major catastrophes and the continuation of favorable reserve development.

“Our top line continued to grow in each of our segments, with net written premiums increasing 4 percent.  Retentions were once again at historically high levels, and margins remain attractive.  Renewal pricing continues to increase for catastrophe-prone exposures, particularly in the Southeastern U.S.  Elsewhere, renewal pricing is generally flat.  Since retentions are high across the industry, new business flow for our commercial businesses is somewhat limited and pricing remains more competitive than renewal business.  Nevertheless, we are pleased with the growth that we are experiencing.  In the Personal Insurance segment, we are generating above average industry growth, which has been driven by the continued success of the Quantum AutoSM product and our leadership position in homeowners.

“The initiatives that we have embarked upon over the last few years are enhancing the value of our franchise.  The fundamentals of our business are strong and reflect the impressive earnings power of our company,” concluded Mr. Fishman.

Consolidated Third Quarter Highlights

($ in millions, except for per share amounts, and	Three Months Ended September 30,				Nine Months Ended September 30,
after-tax except for premiums)	2006	2005	Change		2006	2005	Change
Gross written premiums	$6,100	$6,030	1%		$18,107	$17,859	1%
excluding Business Insurance Other	6,100	5,936	3		18,084	17,536	3
Net written premiums	5,284	5,096	4		15,713	15,092	4
excluding Business Insurance Other	5,274	5,016	5		15,684	14,900	5
Net earned premiums	5,260	4,977	6		15,432	15,205	1
Underwriting gain (loss)	407	(555)	NMF		1,055	119	787
Net investment income	668	625	7		2,011	1,806	11
Operating income	1,037	50	NMF		3,007	1,875	60
per diluted share	$1.46	$0.07	NMF		$4.22	$2.68	57
Income from continuing operations	1,043	75	NMF		3,019	1,883	60
per diluted share	$1.47	$0.11	NMF		$4.23	$2.69	57
Net income	1,043	162	544		3,019	1,443	109
per diluted share	$1.47	$0.23	539		$4.23	$2.07	104
Book value per share	$35.69	$32.14	11		$35.69	$32.14	11
Adjusted book value per share	$35.10	$31.46	12		$35.10	$31.46	12
GAAP combined ratio	87.2%	116.2%	(29.0	)pts	88.6%	97.9%	(9.3	)pts
Operating return on equity	17.4%	0.9%	16.5	pts	17.4%	11.9%	5.5	pts
Continuing operations return on equity	17.6%	1.3%	16.3	pts	17.5%	11.6%	5.9	pts
Return on equity	17.6%	2.9%	14.7	pts	17.5%	8.9%	8.6	pts

                See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

Net written premiums increased 4 percent from the prior year quarter, with all three segments contributing to the growth.  This result was primarily driven by strong retention rates, especially for non-catastrophe exposures, and renewal price increases on Southeastern U.S. catastrophe-prone exposures.  For comparison of period over period growth, the impact of the increase in property catastrophe reinsurance costs reflected in the current quarter was approximately offset by the impact of reinstatement premiums associated with Hurricanes Katrina and Rita in the prior year quarter.

Net investment income in the current quarter was $668 million after-tax ($858 million pre-tax), a 7 percent increase from the prior year quarter.  The increase was primarily driven by higher fixed income rates and strong operating cash flows.

The GAAP combined ratio in the current quarter was 87.2 percent, a 29.0 point improvement from the 116.2 percent reported in the prior year quarter, primarily due to significantly lower catastrophe losses.  The current quarter GAAP combined ratio benefited by 1.7 points due to net favorable prior year reserve development and by 1.3 points due to the re-estimation of current year loss ratios for the first two quarters of 2006, partially offset by 0.3 points for catastrophe losses.  The prior year quarter GAAP combined ratio included 30.3 points for catastrophe losses related to Hurricanes Katrina and Rita, partially offset by the benefits of 2.0 points due to net favorable prior year reserve development and 1.4 points due to the re-estimation of the current year loss ratios for the first two quarters of 2005.

During the third quarter of 2006, the Company repurchased 2.7 million common shares for a total cost of $121 million under its $2 billion share repurchase program authorized in the second quarter of 2006.  The Company has repurchased an aggregate of 8.4 million shares for a total cost of $371 million under the program, including the repurchases during the third quarter of 2006.  Given year-to-date results, the Company intends to accelerate the pace of its share repurchases in the fourth quarter of 2006.

Asbestos Reserve Development

The Company increased asbestos reserves by $155 million in the current quarter in connection with the completion of its annual asbestos review, resulting in a $102 million after-tax charge.  There were no asbestos reserve adjustments in the prior year quarter.  The previous annual asbestos review was completed in the fourth quarter of 2005.  The Company completed this year’s review in the third quarter earlier than in previous years due to a number of factors, including:

•                  the emergence of more stable payment trends for a greater proportion of policyholders,

•                  a decrease in the number of new claims received,

•                  a decrease in the number of large asbestos exposures reflecting additional settlement activity,

•                  a decrease in the number and volatility of asbestos-related bankruptcies, and

•                  the absence of new theories of liability or new classes of defendants.

As in prior years, the review considered active policyholders and litigation cases for potential product and “non-product” liability, including the on-going litigation related to ACandS.  Developing payment trends among policyholders in the Home Office and Field Office as well as Assumed and International categories were also analyzed.  The Home Office and Field Office categories, which account for the vast majority of the number of policyholders, have experienced an overall reduction in new claim filings as well as in indemnity and defense payments over prior years.  While indemnity payments declined in line with previous expectations, defense costs, although decreasing, were in excess of previous expectations.

Approximately half of the $155 million pre-tax reserve adjustment was due to an increase in projected defense costs for ten policyholders.  Additionally, $15 million of the pre-tax reserve increase was attributable to a delay in the approval and expected payment of the previously announced PPG settlement. The remainder of the reserve increase was primarily due to continued litigation activity against smaller, peripheral defendants.

Environmental Reserve Development

The Company increased environmental reserves by $120 million, resulting in a $79 million after-tax charge.  There were no environmental reserve adjustments in the prior year quarter.  While the number of new policyholders submitting claims continues to decline, the increase to the reserve was primarily due to higher than expected defense and settlement costs driven in part by adverse judicial developments in certain states regarding the availability of coverage.

Year-to-Date 2006 Consolidated Results

For the nine-month period ended September 30, 2006, St. Paul Travelers reported net income of $3.019 billion, or $4.37 per basic share and $4.23 per diluted share, compared to $1.443 billion, or $2.14 per basic share and $2.07 per diluted share, for the nine-month period ended September 30, 2005.  Net income in the prior year period was negatively impacted by a $440 million after-tax loss from discontinued operations, primarily due to a tax charge related to the Company’s decision to divest its 78 percent equity interest in Nuveen.

Income from continuing operations in the first nine months of 2006 was $3.019 billion, or $4.37 per basic share and $4.23 per diluted share, compared to $1.883 billion, or $2.79 per basic share and $2.69 per diluted share, in the prior year period.  Operating income in the current year period was $3.007 billion, or $4.35 per basic share and $4.22 per diluted share, compared to $1.875 billion, or $2.78 per basic share and $2.68 per diluted share, in the prior year period.

Net and operating income for the first nine months of 2006 included an after-tax benefit of $155 million ($237 million pre-tax) for net favorable prior year reserve development and an after-tax charge of $54 million ($82 million pre-tax) for catastrophe losses.  In the prior year period, net and operating income included an after-tax benefit of $156 million ($232 million pre-tax) for net favorable prior year reserve development and an after-tax charge of $1.037 billion ($1.566 billion pre-tax) for catastrophe losses.

The GAAP combined ratio in the current year period was 88.6 percent, a 9.3 point improvement from the 97.9 percent reported in the prior year period, primarily due to a much lower level of catastrophe losses.  The current year period GAAP combined ratio benefited by 1.5 points for net favorable prior year reserve development, partially offset by 0.5 points for catastrophe losses.  The prior year period GAAP combined ratio included 10.2 points for catastrophe losses, partially offset by a benefit of 1.6 points for net favorable prior year reserve development.

Net investment income in the current year period was a record $2.011 billion after-tax ($2.607 billion pre-tax), an 11 percent increase from the prior year period.  The increase was driven by higher fixed income rates, strong operating cash flows and the investment of approximately $2.4 billion of proceeds received from the sale of Nuveen in 2005.

For the first nine months of 2006, operating return on equity was 17.4 percent, compared to 11.9 percent in the prior year period.

Segment Realignment

In August 2006, the Company announced a realignment of two of its three segments.  The former Commercial and Specialty segments were realigned into two new segments: the Business Insurance segment and the Financial, Professional & International Insurance segment.  The Personal segment was renamed Personal Insurance.  The changes were designed to reflect the manner in which the Company’s businesses are currently managed, and represent an aggregation of products and services based on type of customer, how the business is marketed, and the manner in which risks are underwritten.  Financial data for all periods presented has been reclassified to be consistent with the new segment structure.

Business Insurance Segment Financial Results

Business Insurance is organized into the following groups: Select Accounts, Commercial Accounts, National Accounts, Industry-Focused Underwriting, Target Risk Underwriting, and Specialized Distribution, which collectively comprise Business Insurance Core operations.  Business Insurance also includes the Special Liability Group as well as policies written by Gulf, the Personal Catastrophe Risk operation and other runoff operations, which collectively are referred to as Business Insurance Other.

For the third quarter 2006, the Business Insurance segment reported operating income of $613 million, compared to $30 million in the prior year quarter.  The improvement was primarily due to the absence of catastrophe losses, the continuation of favorable loss trends and higher net investment income.

There were no catastrophe losses reported in the current quarter, compared to an after-tax charge of $621 million ($956 million pre-tax) for catastrophe losses in the prior year quarter.  Loss experience in the current accident year has trended better than originally estimated due to favorable claim activity, resulting in an after-tax benefit of $26 million ($40 million pre-tax) from the re-estimation of the current year loss ratios for the first two quarters of 2006.  The prior year quarter included an after-tax benefit of $33 million ($51 million pre-tax) due to the re-estimation of the current year loss ratios for the first two quarters of 2005.

Operating income in the current quarter included an after-tax charge of $35 million ($46 million pre-tax) for net unfavorable prior year reserve development.  The prior year reserve development was comprised of after-tax charges for asbestos and environmental reserve development of $102 million ($155 million pre-tax) and $79 million ($120 million pre-tax), respectively, partially offset by $146 million ($229 million pre-tax) for other net favorable prior year development, primarily due to better than expected frequency and severity loss trends in the general liability and property lines of business.  The prior year quarter included an after-tax charge of $12 million ($18 million pre-tax) for net unfavorable prior year reserve development.

The GAAP combined ratio was 92.0 percent in the current quarter, a 33.0 point improvement from the 125.0 percent reported in the prior year quarter.  The improvement was primarily due to the absence of catastrophe losses in the current quarter, compared to 35.0 points for catastrophe losses in the prior year quarter.  Net unfavorable prior year reserve development added 1.7 points to the current quarter GAAP combined ratio, compared to adding 0.7 points in the prior year quarter.  The current quarter GAAP combined ratio benefited by 1.5 points due to the re-estimation of the current year loss ratios for the first two quarters of 2006, compared to a similar benefit of 1.9 points related to the first two quarters of 2005.

Net written premiums, excluding Business Insurance Other, increased 4 percent from the prior year quarter, primarily due to growth in Industry-Focused Underwriting, Commercial Accounts and Target Risk Underwriting, partially offset by a decline in National Accounts.

Within Commercial Accounts, retention rates were very strong, consistent with previous quarters, while new business volume decreased from the prior year quarter.  Renewal price changes increased in both Commercial Accounts and Target Risk Underwriting, largely related to Southeastern U.S. catastrophe-prone exposures.  Industry-Focused Underwriting benefited from strong business volumes in the Construction and Oil & Gas business units, driven by favorable economic conditions in these industry sectors.  Within Select Accounts, excluding the impact of the transfer of certain small business insurance programs to Specialized Distribution, net written premiums were approximately level with the prior year quarter.   Retention rates for Select Accounts were strong, consistent with previous quarters; renewal price changes increased from recent quarters and new business volume rose from the prior year quarter.  National Accounts net written premiums declined as a result of a reduction in premiums related to favorable loss experience on retrospectively rated policies and lower new business volume.

Financial, Professional & International Insurance Segment Financial Results

The Financial, Professional & International Insurance segment (“FP&II”) includes the following businesses: Bond, Financial & Professional Services, and International and Lloyd’s.

For the third quarter 2006, FP&II reported operating income of $144 million, compared to $86 million in the prior year quarter.  The increase was primarily driven by the absence of catastrophe losses and higher net investment income, partially offset by lower net favorable prior year reserve development.

There were no catastrophe losses reported in the current quarter, compared to an after-tax charge of $71 million ($80 million pre-tax) for catastrophe losses in the prior year quarter.  Operating income in the current quarter included a minimal benefit for net favorable prior year reserve development, compared to an after-tax benefit of $28 million ($37 million pre-tax) in the prior year quarter.

The GAAP combined ratio was 89.0 percent in the current quarter, a 5.8 point improvement from the 94.8 percent reported in the prior year quarter.  The improvement was primarily due to the absence of catastrophe losses, partially offset by lower net favorable prior year reserve development.  Catastrophe losses added 10.1 points to the prior year quarter GAAP combined ratio.  The current quarter GAAP combined ratio benefited by 0.2 points for net favorable prior year reserve development, compared to 4.8 points in the prior year quarter.

Net written premiums increased 8 percent from the prior year quarter, primarily due to strong business volumes in Bond and the U.K. operations, as well as the absence of catastrophe-related reinstatement premiums in the Company’s Lloyd’s operations.

For Financial & Professional Services and Bond, excluding the surety line of business, retention rates were strong, increasing from previous quarters; renewal price changes continue to be positive and new business volume decreased from the prior year quarter. For International, including the Company’s operations in the U.K., Ireland and Canada, retention rates were very strong, renewal price changes were consistent with recent quarters and new business volume increased from the prior year quarter.

Personal Insurance Segment Financial Results

For the third quarter 2006, the Personal Insurance segment reported operating income of $341 million, compared to an operating loss of $25 million in the prior year quarter.  The improvement was primarily driven by significantly lower catastrophe losses, greater net favorable prior year reserve development, increased earned premium volume and higher net investment income.

The current quarter included an after-tax charge of $10 million ($15 million pre-tax) for catastrophe losses, compared to $317 million ($488 million pre-tax) in the prior year quarter.  Operating income in the current quarter included an after-tax benefit of $85 million ($132 million pre-tax) for net favorable prior year reserve development, primarily due to a reduction in 2005 catastrophe loss estimates.  The prior year quarter included $54 million ($83 million pre-tax) for net favorable prior year reserve development.  In addition, loss experience in the current accident year has trended better than originally expected due to favorable automobile claim activity, resulting in an after-tax benefit of $17 million ($27 million pre-tax) from the re-estimation of the current year loss ratios for the first two quarters of 2006.  The prior year quarter included an after-tax benefit of $12 million ($19 million pre-tax) due to the re-estimation of the current year loss ratios for the first two quarters of 2005.

The GAAP combined ratio was 78.4 percent in the current quarter, a 32.9 point improvement from the 111.3 percent reported in the prior year quarter, primarily due to lower catastrophe losses.  The current quarter GAAP combined ratio included 0.9 points for catastrophe losses, compared to 32.1 points in the prior year quarter.  Net favorable prior year reserve development benefited the current quarter GAAP combined ratio by 7.9 points, compared to a benefit of 5.5 points in the prior year quarter.  The current quarter GAAP combined ratio benefited by 1.6 points due to the re-estimation of the current year loss ratios for the first two quarters of 2006, compared to a similar benefit of 1.3 points related to the first two quarters of 2005.

Net written premiums increased 6 percent from the prior year quarter.  This result was attributable to continued strong retention rates, renewal price increases and growth in new business.  Net written premium growth in the current quarter was lower than in recent quarters as a result of higher catastrophe reinsurance costs for homeowners and the estimated impact of transitioning to six-month policies for new automobile business.

Automobile net written premiums increased 4 percent, and policies in force increased 11 percent from the prior year quarter.  Excluding the estimated impact of transitioning to six-month policies for new business, net written premiums would have increased approximately 9 percent. Retention rates were strong, consistent with previous quarters, and renewal price changes were level with recent quarters.  New business volume increased from the prior year quarter due mainly to the continued roll-out of Quantum AutoSM, the Company’s multivariate pricing product, which was being offered in 37 states and the District of Columbia at the end of the quarter.

Homeowners and Other net written premiums increased 9 percent, and policies in force increased 9 percent from the prior year quarter.  Retention rates were strong, consistent with previous quarters, and renewal price changes increased slightly from recent quarters.  New business volume increased from the prior year quarter due to strategic product initiatives and cross-selling efforts with Quantum AutoSM.

2006 Annual Guidance

St. Paul Travelers is increasing its 2006 annual earnings per diluted share guidance to a range of $5.50 to $5.65, compared to the previously announced range of $4.90 to $5.10.  This guidance is based on a number of assumptions, including catastrophe losses of $35 million after-tax ($55 million pre-tax) for the remainder of 2006 and no additional prior year reserve development, favorable or unfavorable.  Weighted average outstanding diluted shares are assumed to be 717 million for the full year, before the impact of any share repurchase activity in the fourth quarter.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.stpaultravelers.com.  The management of St. Paul Travelers will discuss the contents of this release via Webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, October 26, 2006.  Prior to the Webcast, a related slide presentation will be available on the Company’s Web site.  Following the live event, an audio playback of the Webcast and the slide presentation will be available at the Company’s Web site.

To view the slides or to listen to the Webcast or the playback, visit the “Webcasts & Presentations” section of the St. Paul Travelers investor relations Web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of property casualty insurance.  For more information, visit www.stpaultravelers.com.

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations.  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Continuing operations return on equity is the ratio of income from continuing operations to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses and discontinued operations, net of tax.

In the opinion of the Company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics.  Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence.  A catastrophe may result in the payment of reinstatement premiums and assessments from various pools.  In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Reinstatement premiums represent additional premiums payable to reinsurers to restore coverage limits that have been exhausted as a result of reinsured losses under certain excess of loss reinsurance treaties.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the Company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit. A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.

Adjusted book value per share represents assets less liabilities and preferred shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of shares outstanding. In the opinion of the Company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets, which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

St. Paul Travelers has organized its businesses into the following operating and reporting segments, beginning with the third quarter 2006:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services in the United States.  Business Insurance is organized into the following groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland, National Programs and Underwriting Facilities.  Business Insurance also includes the Special Liability Group and policies written by Gulf (primarily management and professional liability coverages), the Personal Catastrophe Risk operation, and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety, crime, and financial liability businesses, which primarily use credit-based underwriting processes, as well as property and casualty products that are predominantly marketed on an international basis.  The businesses in Financial, Professional & International Insurance are Bond, Financial & Professional Services, and International and Lloyd’s.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Discontinued Operations (Asset Management) comprises Nuveen Investments, whose core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments.  During the third quarter of 2005, the Company completed the divestiture of its ownership interest of Nuveen Investments.

Prior quarter segment results have been reclassified from the historical presentation to conform with current business segment definitions where applicable.  The Company’s historical Commercial and Specialty segments have been realigned into two new segments: the Business Insurance segment and the Financial, Professional & International Insurance segment.  As a result, prior quarter results of certain businesses have been disaggregated from the historical Specialty segment and are now reported in the Business Insurance segment.  In addition, the Personal segment has been renamed Personal Insurance.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance and statements about our share repurchase plans are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, income from continuing operations, net and operating income and return on equity), financial condition and liquidity; the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); post-merger expense savings; the cost and availability of reinsurance coverage; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially reduce our profitability and adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; reinsurance may not protect us against losses; we are exposed to, and may face adverse developments involving mass tort claims such as those relating to exposure to potentially harmful products or substances; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be significantly and adversely affected; the effects of emerging claim and coverage issues on our business are uncertain; we may incur loss and loss adjustment expenses as a result of disclosures by, and investigations of, companies for which we have written directors’ and officers’ insurance relating to possible accounting irregularities, corporate governance issues and stock option “backdating,” “spring loading” and other stock option grant practices; the insurance industry, including us, is the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or their impact on our business or financial results; our businesses are heavily regulated and changes in regulation may reduce our profitability and limit our growth; assessments and other surcharges for guaranty funds, second-injury funds, catastrophe funds and other mandatory pooling arrangements may reduce our profitability; a downgrade in our claims-paying and financial strength ratings could significantly reduce our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; our investment portfolio may suffer reduced returns or losses which could reduce our profitability; the intense competition that we face could harm our ability to maintain or increase our profitability and premium volume; we may not be able to execute announced and future strategic initiatives as planned; the inability of our insurance subsidiaries to pay dividends to us in sufficient amounts would limit our ability to meet our obligations and to pay future dividends; loss or significant restriction of the use of credit scoring or other variables in the pricing and underwriting of personal lines products could reduce our future profitability; disruptions to our relationships with our distributors, independent agents and brokers could adversely affect our future income and profitability; if we experience difficulties with outsourcing relationships, our ability to conduct our business might be negatively impacted; and the effects of corporate bankruptcies on surety bond claims.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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Summary of Financial Information

	Three months ended		Nine months ended
	September 30,		September 30,
($ in millions, except per share amounts, and after-tax)	2006	2005	2006	2005

Operating income	$1,037	$50	$3,007	$1,875
Net realized investment gains	6	25	12	8
Income from continuing operations	1,043	75	3,019	1,883
Discontinued operations	—	87	—	(440)
Net income	$1,043	$162	$3,019	$1,443

Basic earnings per share
Operating income	$1.51	$0.07	$4.35	$2.78
Net realized investment gains	0.01	0.04	0.02	0.01
Income from continuing operations	1.52	0.11	4.37	2.79
Discontinued operations	—	0.13	—	(0.65)
Net income	$1.52	$0.24	$4.37	$2.14

Diluted earnings per share
Operating income	$1.46	$0.07	$4.22	$2.68
Net realized investment gains	0.01	0.04	0.01	0.01
Income from continuing operations	1.47	0.11	4.23	2.69
Discontinued operations	—	0.12	—	(0.62)
Net income	$1.47	$0.23	$4.23	$2.07

Weighted average number of common shares outstanding (basic)	685.3	679.2	689.7	672.3
Weighted average number of common shares outstanding and common stock equivalents (diluted)	714.6	683.8 (1)	718.6	711.3
Common shares outstanding at period end	689.5	692.2	689.5	692.2

Common stock dividends declared	$180.0	$159.0	$520.0	$462.0

Operating income (loss) by segment
Business Insurance	$613	$30	$1,919	$1,154
Financial, Professional & International Insurance	144	86	434	334
Personal Insurance	341	(25)	784	526
	1,098	91	3,137	2,014
Interest Expense and Other	(61)	(41)	(130)	(139)
	$1,037	$50	$3,007	$1,875

Operating return on equity	17.4%	0.9%	17.4%	11.9%
Continuing operations return on equity	17.6%	1.3%	17.5%	11.6%
Return on equity	17.6%	2.9%	17.5%	8.9%

(1)          The calculation of earnings per diluted share for the three months ended September 30, 2005 excluded the weighted average effects of the following securities convertible into the Company’s common shares because their effect was anti-dilutive: equity units (7.6 million shares); outstanding convertible preferred stock (4.1 million shares); zero coupon convertible notes (2.3 million shares); and convertible junior subordinated notes (16.7 million shares).

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended		Nine months ended
	September 30,		September 30,
($ in millions, pre-tax)	2006	2005	2006	2005

Revenues
Premiums	$5,260	$4,977	$15,432	$15,205
Net investment income	858	812	2,607	2,352
Fee income	150	169	453	505
Net realized investment gains (losses)	12	39	16	(16)
Other revenues	36	45	113	138
	$6,316	$6,042	$18,621	$18,184

Revenues by segment excluding net realized investment gains (losses)
Business Insurance	$3,505	$3,485	$10,453	$10,677
Financial, Professional & International Insurance	963	858	2,806	2,644
Personal Insurance	1,836	1,647	5,340	4,874
	6,304	5,990	18,599	18,195
Interest Expense and Other	—	13	6	5
	6,304	6,003	18,605	18,200
Net realized investment gains (losses)	12	39	16	(16)
	$6,316	$6,042	$18,621	$18,184

Gross written premiums
Business Insurance Core	$3,257	$3,278	$9,802	$9,859
Business Insurance Other	—	94	23	323
Total Business Insurance	3,257	3,372	9,825	10,182
Financial, Professional & International Insurance	974	926	2,952	2,797
Personal Insurance	1,869	1,732	5,330	4,880
	$6,100	$6,030	$18,107	$17,859

Net written premiums
Business Insurance Core	$2,634	$2,542	$8,174	$7,949
Business Insurance Other	10	80	29	192
Total Business Insurance	2,644	2,622	8,203	8,141
Financial, Professional & International Insurance	912	847	2,429	2,266
Personal Insurance	1,728	1,627	5,081	4,685
	$5,284	$5,096	$15,713	$15,092

GAAP combined ratios: (1)

Business Insurance (2)
Loss and loss adjustment expense ratio	61.5%	95.4%	60.8%	75.3%
Underwriting expense ratio	30.5	29.6	30.1	28.5
Combined ratio	92.0%	125.0%	90.9%	103.8%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	54.1%	57.4%	53.2%	54.7%
Underwriting expense ratio	34.9	37.4	35.3	36.0
Combined ratio	89.0%	94.8%	88.5%	90.7%

Personal Insurance
Loss and loss adjustment expense ratio	50.2%	84.5%	56.9%	64.2%
Underwriting expense ratio	28.2	26.8	28.0	26.5
Combined ratio	78.4%	111.3%	84.9%	90.7%

Total Company (2)
Loss and loss adjustment expense ratio	56.7%	86.3%	58.3%	68.8%
Underwriting expense ratio	30.5	29.9	30.3	29.1
Combined ratio	87.2%	116.2%	88.6%	97.9%

(1)   For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2)   Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended		Nine months ended
	September 30,		September 30,
($ in millions; after-tax except as noted)	2006	2005	2006	2005
Reconciliation of underwriting gain (loss) to net income

Pre-tax underwriting gain (loss)	$642	$(828)	$1,652	$224
Tax expense on underwriting results	(235)	273	(597)	(105)
Underwriting gain (loss)	407	(555)	1,055	119
Net investment income	668	625	2,011	1,806
Other, including interest expense	(38)	(20)	(59)	(50)
Consolidated operating income	1,037	50	3,007	1,875
Net realized investment gains	6	25	12	8
Income from continuing operations	1,043	75	3,019	1,883
Discontinued operations	—	87	—	(440)
Net income	$1,043	$162	$3,019	$1,443

See Glossary of Financial Measures and the statistical supplement for additional financial data.

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Michael Connelly	Marc Parr
651.310.3846, or	860.277.1507, or	860.277.0779
Marlene Ibsen	David Schlosberg
860.277.9039	917.778.6817

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